Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATATRAK INTERNATIONAL, INC. ANNOUNCES
2007 SECOND QUARTER AND FIRST-HALF OPERATING RESULTS
     CLEVELAND, Ohio, August 8, 2007...DATATRAK International, Inc. (NASDAQ: DATA), a technology and services company focused on global eClinical solutions for the clinical trials industry, today reported its operating results for the second quarter and first-half of 2007.
     For the three months ended June 30, 2007, revenue decreased 37% to $3,065,000, and the Company reported a net loss of $(2,966,000), or $(0.22) per share on a basic and diluted basis. These results compared with revenue of $4,829,000, and a net loss of $(702,000), or $(0.06) per share basic and diluted basis, in the second quarter of 2006.
     For the six months ended June 30, 2007, DATATRAK s revenue decreased 29% to $6,607,000, and a net loss of $(4,861,000), or $(0.38) per share on a basic and diluted basis was recorded for the period. The Company reported revenue of $9,330,000, and a net loss of $(783,000), or $(0.07) per share basic and diluted basis, in the corresponding period of the previous year.
     DATATRAK recorded severance charges totaling $337,000 in the second quarter of 2007 associated with the reduction of 17 employees. The Company recorded severance charges totaling $295,000 in the same period of the prior year related to the reduction of 10 employees. The employee reductions in June are expected to decrease annual direct costs by approximately $515,000 and annual SG&A expenses by approximately $875,000, for a total cost reduction of approximately $1.4 million per year.
     The gross profit margin for the second quarter was 60% compared to 71% the same period a year ago. The decline in gross profit margin continues to be mostly the result of decreased revenue in the face of disproportionately fixed direct costs, justifying the actions to streamline expenses in the second quarter. A pro forma of the cuts made in June in direct costs would yield a gross profit margin of approximately 64% for this quarter.
     DATATRAK’s backlog at June 30, 2007 was $13.3 million and backlog currently stands at approximately $12.3 million. This compares to a backlog of $12.2 million at December 31, 2006. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not been signed. All contracts are subject to possible delays or cancellation or can change in scope in a positive or negative direction. Therefore, current backlog is not necessarily indicative of the Company s future quarterly or annual revenue. Historically, backlog has been a poor predictor of the Company s short-term revenue.

     “During the second quarter, we instituted monumental changes at DATATRAK,” stated Dr. Jeffrey A. Green, President and Chief Executive Officer of DATATRAK International, Inc. “These changes have not only been related to cost cutting, but also relate to the current reorganization of our entire Sales and Marketing Strategy that clearly was not producing the growth we believe possible with our product offerings. Though it may sound like a contradiction to some, while cost cutting in some areas, we are investing heavily in sales and marketing. On the cost cutting side of the equation we scaled back positions that were currently less-than-fully utilized as a result of slower than expected business flow. The cuts that we have made do not affect our ability to deliver the high level of quality services that our clients have come to expect from DATATRAK. Additionally, many of the advancements we have made in our eClinical product suite, specifically related to Enterprise Transfer, have resulted in the ability to deploy trials faster and with more efficient use of technology instead of human resources. On the sales and marketing side of the equation we have begun organizing a much more sophisticated marketing effort supported by hiring the most experienced sales team we can recruit in the U.S. and Europe who have decades of exposure and experience in this industry.”
     Green continued, “In our last conference call we discussed the general structure of our new Enterprise Business Model that is an option, primarily geared towards our bigger customers that have large pipelines of future clinical trials. This is available now in addition to our traditional trial-by-trial pricing model. I am pleased to tell you that several Enterprise candidates, whom we have been discussing this model with for several months, are continuing to advance in that direction and we remain optimistic that several will adopt this model by the end of 2007. All but one of these Enterprise candidates are current customers and all are solid believers in the superiority of the DATATRAK eClinical product suite. The current customers are all continuing to start new clinical trials with us on a trial-by-trial basis during their evaluation of the new model.”
     Green concluded, “I personally believe DATATRAK offers the most superior, most efficient, most scalable and most extensible technology platform of any of our competitors and is the only one currently capable of being a true stand alone “Enterprisable” solution. Our Development Team is proving that we can satisfy the technological objectives of our current and future clients with every new release and progressive advancement of our product suite. We now need to marry the DATATRAK product suite advancements with an advanced marketing and sales effort to make sure that our message and capabilities are understood and appreciated by our customers, and that is our pinpointed focus. We believe that it is only a matter of time before what many have recognized about DATATRAK eClinical filters across the global industry. Our nearer term objectives are to deliver substantiated signs of progress from a combination of new and expanded customer relationships, a broader global footprint and backlog growth throughout the remainder of 2007. In time, successful execution of these objectives should translate into backlog, revenue and earnings growth.”
     The Company will also host a conference call today at 4:30 p.m. ET. To participate via phone, participants are asked to dial 412-858-4600 a few minutes before 4:30 p.m. ET. The conference call will also be available via live web cast on DATATRAK International, Inc.’s website by clicking the button labeled “Click here for Live Web Cast, 2nd Quarter Earnings Call” on the Company s homepage at www.datatrak.net a few minutes before 4:30 p.m. ET.

     A replay of the phone call and web cast will each be available at approximately 6:30 p.m. ET on August 8, 2007 and will run until 9:00 a.m. ET on August 17, 2007. The phone replay can be accessed by dialing 412-317-0088 (access code 408856). To access the web cast replay go to the Company s homepage at www.datatrak.net and click the button labeled “Click here for Replay of Web Cast, 2nd Quarter Earnings Call”.
     DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the FDA, faster and more efficiently than manual methods or loosely integrated technologies. DATATRAK s eClinical software suite can be deployed worldwide through an ASP offering or in a licensed Enterprise Transfer model that fully empowers its clients. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 59 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 17 drugs and devices that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio, Bonn, Germany, and Bryan, Texas. Its common stock is listed on the NASDAQ Stock Market under the ticker symbol DATA . Visit the DATATRAK International, Inc. web site at www.datatrak.net.
     Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. These forward-looking statements are made based on management s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company s quarterly results; the viability of the Company s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other s intellectual property rights; the Company s success in integrating its acquisition s operations into its own operations and the costs associated with maintaining and/or developing two product suites; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all inclusive. In addition, the Company s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

CONTACT:

Jeffrey A. Green, Pharm.D., FCP	Terry C. Black	Neal Feagans

President and Chief Executive Officer	Chief Financial Officer	Investor Relations

DATATRAK International, Inc.	DATATRAK International, Inc.	Feagans Consulting, Inc

440/443-0082 x112	440/443-0082 x110	303-449-1184
DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	June 30, 2007	December 31, 2006
Cash and Investments	$10,779,333	$5,015,577
Accounts receivable, net	1,838,043	2,226,317
Deferred tax asset	1,488,400	1,858,800
Property and equipment, net	4,183,678	4,736,233
Goodwill	10,863,383	10,863,383
Other intangible assets, net	1,199,724	1,914,206
Other	790,448	605,666

Total assets	$31,143,009	$27,220,182

Accounts payable and current liabilities	$4,445,291	$3,709,485
Long-term liabilities	4,610,140	5,446,703
Shareholders’ equity	22,087,578	18,063,994

Total liabilities and shareholders’ equity	$31,143,009	$27,220,182

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	For the Three Months Ended June 30,
	2007	2006
Revenue	$3,064,710	$4,829,445
Direct costs	1,219,298	1,377,998

Gross Profit	1,845,412	3,451,447

Selling, general and administrative expenses	3,621,138	3,538,358
Severance expense	337,061	294,974
Depreciation and amortization	886,641	596,362

Loss from operations	(2,999,428)	(978,247)

Interest income	151,513	50,268
Interest (expense)	(95,825)	(91,611)
Other	(1,700)	—

Loss before income taxes	(2,945,440)	(1,019,590)

Income tax expense (benefit)	20,300	(318,000)

Net loss	$(2,965,740)	$(701,590)

Net loss per share:
Basic:
Net loss per share	$(0.22)	$(0.06)

Weighted-average shares outstanding	13,584,037	11,371,919

Diluted:
Net loss per share	$(0.22)	$(0.06)

Weighted-average shares outstanding	13,584,037	11,371,919

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	For the Six Months Ended June 30,
	2007	2006
Revenue	$6,606,805	$9,330,313
Direct costs	2,556,769	2,549,874

Gross Profit	4,050,036	6,780,439

Selling, general and administrative expenses	7,043,809	6,519,570
Severance expense	337,061	294,974
Depreciation and amortization	1,509,044	1,035,044

Loss from operations	(4,839,878)	(1,069,149)

Interest income	221,705	131,369
Interest (expense)	(194,494)	(141,880)
Other	(1,700)	—

Loss before income taxes	(4,814,367)	(1,079,660)

Income tax expense (benefit)	46,600	(297,000)

Net loss	$(4,860,967)	$(782,660)

Net loss per share:
Basic:
Net loss per share	$(0.38)	$(0.07)

Weighted-average shares outstanding	12,726,259	11,113,677

Diluted:
Net loss per share	$(0.38)	$(0.07)

Weighted-average shares outstanding	12,726,259	11,113,677